FOR IMMEDIATE RELEASE:  Wednesday, October 30, 2002

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

                  MITY ENTERPRISES, INC. ANNOUNCES RESULTS
                          FOR SECOND FISCAL QUARTER
                  - - - - - - - - - - - - - - - - - - - -
                      NET INCOME INCREASES 11 PERCENT


OREM, UTAH -- Bradley T Nielson, president and chief executive officer of MITY Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the second quarter ended September 30, 2002.

The quarter was highlighted by excellent earnings and accelerating earnings per share. Net sales for the second quarter totaled $10.8 million compared to $10.1 million a year ago, an increase of 6 percent. Net income from continuing operations for the quarter was $1.2 million, an 11 percent increase from the same period a year ago. This includes an after tax charge of $0.1 million, or $0.02 per share, related to notes receivable due from Windsor Casket Company, a start-up development company which MITY Enterprises funded. Basic and diluted earnings per share from continuing operations for the recent quarter were $0.25 and $0.24, respectively. That compares with basic and diluted earnings per share from continuing operations for the previous year's second quarter of $0.21.

For the six-month period ended September 30, 2002, net sales totaled $21.3 million, compared to $21.2 million a year ago. Net income from continuing operations for the six-month period decreased to $2.2 million versus $2.4 million during the prior year period. However, current year net income from operations includes an after tax charge of $0.4 million, or $0.08 per share, related to notes receivable due from Windsor Casket Company. Including the charge, basic and diluted earnings per share from continuing operations for the recent six month period were slightly lower than the previous year at $0.45 and $0.43, respectively. These compare with basic and diluted earnings per share of $0.46 and $0.45, respectively, for the prior year period.

The increase in net sales during the quarter was primarily attributable to growth at the Company's multipurpose room furniture operation in the public assembly, office, and business/corporate markets, which all saw growth of at least 10 percent during the quarter and year-to-date. The Company's health care seating operations also saw 17 percent growth, as compared to the prior year's second quarter.

"We are extremely pleased with the results of the past quarter," said Nielson. "Despite the current economic environment and continued recession in the furniture industry, we were able to increase sales and profitability during the quarter. We introduced two new products as a direct response to customer feedback: the MityHost(TM) Select flex back chair and a table top version of our Summit(R) Lectern. In addition, our research and development people continue to develop promising additions to our product line, including a new chair line that will be introduced at the International Hotel, Motel, and Restaurant Association tradeshow in mid November."

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"Our growth was in the face of an industry decline projected to be about 18 percent," noted Paul R. Killpack, chief financial officer of MITY Enterprises. "During the quarter, we also completed a major stock repurchase program.
Using $10.8 million of our cash reserves, we repurchased almost 900,000 shares in September, which will lower our basic shares outstanding to 4.1 million from 5.0 million. This reduction, partially realized during the quarter and coupled with the strong operating results allowed MITY to have record earnings per share from continuing operations. However, due to recently experienced slowdowns, we do anticipate that sales for the upcoming quarter ending December 31 will decline by 5 to 10 percent over the prior year's third quarter."

The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM Eastern Time today. The live web simulcast of the conference call will be available to the public online at www.mityinc.com or on StreetEvent's Individual Investor Center at www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. To listen to the broadcast, you must have Windows Media Player. If you do not have Windows Media Player or would like the most current version, go to http://windowsmedia.com prior to the call, where you can download Windows Media Player. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

Copies of the Company's 10-Q and report for the fiscal 2003 2nd quarter will be available online at www.mitylite.com.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. The Company focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture, healthcare seating, call center furniture and office systems. The Company's products are marketed under the Mity-Lite, Broda, CenterCore, Domore and DO3 tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through
distributors.    For further information, visit MITY Enterprises online at
www.mitylite.com.

This press release contains forward-looking statements related to (i) the Company's belief that weakness in furniture demand will continue, (ii) the Company's anticipation that its sales volumes during the third quarter of fiscal 2003 may be 5 to 10 percent lower than sales levels of the prior year's third quarter, and (iii) the Company's intention to introduce a new chair line in November 2002. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (a) continued global economic uncertainty resulting from current world tensions and U.S. military actions and their potential impact on the company's operations; (b) the continued general downturn in the furniture industry and its potential impact on the company's operations; (c) uncertainty about market acceptance of any new products introduced by the Company; (d) increased price and quality-based competitors particularly in the multipurpose room furniture segment; (e) lack of available capital and other resources to develop or acquire and commercialize new products; and (f) the risks and uncertainties outlined in MITY Enterprises's documents filed with the Securities and Exchange Commission. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, MITY Enterprises undertakes no obligation to update these statements after the date of this release.

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                             MITY ENTERPRISES, INC.
                        UNAUDITED FINANCIAL HIGHLIGHTS

                                                      THREE MONTHS ENDED
                                                         SEPTEMBER 30,
                                                     2002            2001
                                                 ------------    ------------
Net sales                                         $10,777,000     $10,132,000
Income from operations                              1,871,000       1,635,000
Net income                                          1,203,000       1,087,000
Basic earnings per share                                $0.25           $0.21
Weighted average number of common shares-basic      4,753,685       5,104,282
Diluted earnings per share                              $0.24           $0.21
Weighted average common and common equivalent
  shares-diluted                                    4,972,268       5,221,120

                                                       SIX MONTHS ENDED
                                                         SEPTEMBER 30,
                                                     2002            2001
                                                 ------------    ------------

Net sales                                         $21,336,000     $21,182,000
Income from continuing operations                   3,463,000       3,651,000
Net income from continuing operations               2,208,000       2,362,000
Net income (loss)                                   2,208,000      (1,165,000)
Basic earnings per share from continuing
  operations                                            $0.45           $0.46
Basic earnings (loss) per share                         $0.45          $(0.23)
Weighted average number of common shares-basic      4,880,238       5,106,560
Diluted earnings per share from continuing
  operations                                            $0.43           $0.45
Diluted earnings (loss) per share                       $0.43          $(0.22)
Weighted average common and common equivalent
  shares-diluted                                    5,111,367       5,224,747
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